Exhibit 99.1

LAUREATE EDUCATION REPORTS FOURTH QUARTER AND FULL YEAR

2017 FINANCIAL RESULTS

BALTIMORE, MARYLAND - March 20, 2018 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the fourth quarter and the year ended December 31, 2017.

Fourth Quarter 2017 Highlights (compared to fourth quarter 2016):

•                  Revenue increased 7% to $1,261.2 million; up 5% on an organic constant currency basis.(1)

•                  Operating income increased 6% or $10.5 million to $181.5 million.

•                  Net income for the quarter was $200.5 million, as compared to $38.5 million in the fourth quarter of 2016, primarily attributable to income tax benefits resulting from the U.S. tax reform law and, to a lesser extent, interest expense reductions following our IPO and debt refinancing transactions completed in 2017.

•                  Adjusted EBITDA increased 25% to $354.7 million; up 9% on an organic constant currency basis.

Year Ended December 31, 2017 Highlights (compared to year ended December 31, 2016):

•                  New enrollments increased 2% on an organic basis (excluding divestitures).

•                  Total enrollments increased 2%.

•                  Revenue increased by $133.8 million to $4,378.0 million; up 5% on an organic constant currency basis.

•                  Operating income decreased by $26.1 million to $356.8 million, due primarily to increased stock compensation expenses and impairment charges, partially offset by other favorable operational improvements.

•                  Net income for the year was $93.8 million, as compared to $366.2 million in the year ended December 31, 2016, which included a $406.6 million gain primarily related to the sale of our Swiss and French institutions in that year.

•                  Adjusted EBITDA increased 9% to $831.7 million. On an organic constant currency basis, Adjusted EBITDA was up 11%.

“We are pleased to report a strong fourth quarter and first year as a public company” said Eilif Serck-Hanssen, Chief Executive Officer. “2017 was a transformational year for Laureate, with our reentry to the public markets and total revamping of our balance sheet. We have developed some very specific strategies to leverage scale and technology to further improve student experiences and drive stronger returns for our shareholders. Through the year we continued to make good progress on all our key strategic initiatives, and we are well positioned to continue with that progress as we head into 2018.”

Fourth Quarter 2017 Results

Revenue in the fourth quarter of 2017 was $1,261.2 million, a 7% increase compared to the fourth quarter of 2016. Operating income increased by $10.5 million to $181.5 million from $171.0 million in the fourth quarter of 2016. Net income was $200.5 million for the fourth quarter, compared to $38.5 million in the fourth quarter of the prior year, which is primarily attributable to income tax benefits resulting from the U.S. tax reform law and, to a lesser extent, interest expense reductions following our IPO and debt refinancing transactions completed in 2017. Diluted earnings per share were $0.48 for the fourth quarter of 2017.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Adjusted EBITDA was $354.7 million in the fourth quarter of 2017, a 25% increase compared to the fourth quarter of 2016. On an organic constant currency basis, revenue increased 5% and Adjusted EBITDA increased 9% compared to the fourth quarter of 2016.

Year Ended December 31, 2017 Results

New enrollments for full year 2017, excluding divestitures, increased 2% compared to our new enrollment activity for full year 2016. New enrollment growth reflects favorable performance in Brazil, which is up 11% versus 2016, and Central America & U.S. Campuses. In the Andean & Iberian segment, new enrollment growth was positive in Peru, Spain, and Portugal, but that was offset by new enrollment declines in Chile as a result of regulatory challenges. In Mexico, new enrollments were essentially flat versus prior year due to an estimated loss of 4,000 - 5,000 enrollments as a result of the 2017 earthquake (roughly half in the third quarter and half in the fourth quarter). EMEAA new enrollments were affected by fewer enrollments at our institution in Turkey due to the reduction in quota for the number of new students permitted to be admitted into degree programs. Online & Partnerships experienced new enrollment declines year-over-year, reflecting a planned shift for our international fully online enrollments to longer length-of-stay students with higher revenue and contribution margins, as well as softness in their larger third quarter intake. The new enrollment trends in the Online & Partnerships segment have begun to improve and stabilize during the fourth quarter of 2017. Total enrollments at December 31, 2017 grew 2% compared to December 31, 2016.

For the year ended December 31, 2017, revenue was $4,378.0 million, an increase of $133.8 million compared to 2016. Operating income decreased $26.1 million compared to 2016, due primarily to increased stock compensation expenses and impairment charges, partially offset by other favorable operational improvements. Net income for 2017 was $93.8 million compared to $366.2 million in 2016, which included a gain of approximately $406.6 million in the 2016 fiscal period primarily related to the sale of the Swiss and French schools. Diluted loss per share was $(1.20) for 2017, reflecting a $298.5 million charge related to accretion on our Series A Preferred Stock that was issued prior to going public.

Adjusted EBITDA was $831.7 million in 2017, a 9% increase compared to 2016. On an organic constant currency basis, revenue increased 5% and Adjusted EBITDA increased 11% compared to 2016.

Balance Sheet and Capital Structure

Laureate ended 2017 with $468.7 million of cash on hand and $801.7 million in total liquidity, including our undrawn revolver capacity. In April 2017, Laureate completed a refinancing of its corporate debt obligations, extending the maturity and reducing the cost of those obligations.

On February 1, 2018, we amended our Senior Secured Credit Facility to reduce the interest rate on the 2024 Term Loan by 100 basis points. In connection with this transaction, we also repaid $350.0 million of the principal balance of the 2024 Term Loan using proceeds from the sale of our Cyprus and Italy operations, along with borrowings under our revolving credit facility that were subsequently repaid with proceeds from the sale of our China operations.

Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock)

In December 2016 and January 2017, the Company issued shares of Series A Preferred Stock for total gross proceeds of $400.0 million. The current outstanding liquidation value is approximately $420 million as the Company has paid in kind certain dividends on the Series A Preferred Stock as provided for in the Certificate of Designations for the Series A Preferred Stock.

The Company and each holder of shares of the Series A Preferred Stock may elect to convert all of the shares of Series A Preferred Stock into shares of Class A Common Stock one day following the first anniversary of the closing of the Company’s initial public offering, which occurred on February 6, 2017. However, the Company is not permitted to convert any shares of Series A Preferred Stock until there is an effective registration statement available to permit the holders of Series A Preferred Stock to sell the underlying shares of Class A Common Stock. As of the date of this press release, the Series A Preferred Stock has not been converted to Class A Common Stock.

The shares of Series A Preferred Stock generally convert at a 15% discount to the lesser of (i) $14.00 (the price per share at which the Company’s shares of Class A Common Stock were sold to the public in the Company’s initial public offering) or (ii) the volume-weighted average price per share of our Class A Common Stock during the 30 trading days prior to conversion, but in no case shall the conversion price be less than 75% of $14.00. The number of shares of Class A Common Stock expected to be issued upon the conversion of all the outstanding Series A Preferred Stock is between 35.3 million and 40.0 million shares, excluding any earned but unpaid dividends that may be paid in kind.

Outlook for Fiscal 2018

The Company is reaffirming the guidance for full year 2018 provided during its Investor Day at the end of January. The guidance for 2018 reflects the full year pro forma impact of the previously disclosed potential deconsolidation of three entities in Chile assuming promulgation of the new Higher Education Law as well as our previously announced divestitures.

Based on the current foreign exchange spot rates(1), Laureate currently expects its pro-forma organic (i.e., excluding acquisitions, divestitures and potential Chilean deconsolidation impacts) performance for full-year 2018 to be as follows:

•                  Total enrollments in the range of 955,000 to 959,000;

•                  Revenues to be in the range of $3,885 to $3,920 million;

•                  Adjusted EBITDA to be in the range of $763 to $770 million;

•                  Capex spending at approximately 7% of revenue;

•                  Cash interest expense of approximately $250 million, reflecting the improvements in our capital structure;

•                  Free cash flow, defined as operating cash flow less capex, expected to be approximately $100 million for 2018; and

•                  Reported earnings per share in 2018 to be affected by an approximately $57 million non-cash charge to earnings per share in the first quarter of 2018 related to accounting for the non-cash beneficial redemption and conversion features due to the terms of our Series A Preferred Stock.

(1) Based on actual FX rates for January-February 2018, and current spot FX rates (local currency per US dollar) of MXN 18.86, BRL 3.25, CLP 596.00, PEN 3.26, EUR 0.82 for March - December 2018. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2018 net income and a reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 5:00 pm ET. Interested parties are invited to listen to the earnings call by dialing 1-866-352-2112 (for U.S.- based callers) or 1-630-691-2779 (for international callers), and request to join the Laureate conference call, conference ID 8236763. Replays of the entire call will be available through March 27, 2018 at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 8236763. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, capital expenditures, cash interest expense, free cash flows and reported earnings per share) and all statements we make relating to the conversion of all the outstanding Series A Preferred Stock and the expansion of our EiP initiative, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 20, 2018. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled at over 60 institutions in more than 20 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change		As of	As of	Change
	FY 2017	FY 2016	Total	Organic	12/31/2017	12/31/2016	Total	Organic
Brazil	149,900	134,500	11%	11%	271,200	259,000	5%	5%
Mexico	107,300	108,400	(1)%	(1)%	214,200	213,800	—%	—%
Andean & Iberian	126,700	126,500	—%	—%	321,800	308,600	4%	4%
Central America & U.S. Campuses	44,700	43,100	4%	4%	69,200	68,100	2%	2%
EMEAA (1)	51,500	55,900	(8)%	(6)%	128,100	125,400	2%	2%
Online & Partnerships	35,000	39,300	(11)%	(11)%	63,500	68,300	(7)%	(7)%
Laureate	515,100	507,700	1%	2%	1,068,000	1,043,200	2%	2%

(1) New enrollments affected by the sale of two business units in France and Switzerland (EMEAA segment) during 2016.

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2017	2016	Change	2017(2)	2016	Change
Revenues	$1,261.2	$1,175.9	$85.3	$4,378.0	$4,244.2	$133.8
Costs and expenses:
Direct costs	945.6	917.5	28.1	3,665.1	3,615.3	49.8
General and administrative expenses	93.6	63.9	29.7	315.5	222.5	93.0
Loss on impairment of assets	40.6	23.5	17.1	40.6	23.5	17.1
Operating income	181.5	171.0	10.5	356.8	382.9	(26.1)
Interest income	4.7	5.4	(0.7)	19.7	18.7	1.0
Interest expense	(84.9)	(107.6)	22.7	(362.9)	(421.9)	59.0
Loss on debt extinguishment	—	—	—	(8.4)	(17.4)	9.0
Gain (loss) on derivatives	9.5	2.2	7.3	28.7	(6.1)	34.8
Other (expense) income, net	(1.5)	1.9	(3.4)	(2.2)	0.9	(3.1)
Foreign currency exchange gain (loss), net	5.9	(12.8)	18.7	5.8	67.5	(61.7)
(Loss) gain on sales of subsidiaries, net	(10.5)	8.1	(18.6)	(10.7)	406.6	(417.3)
Income from continuing operations before income taxes and equity in net income of affiliates	104.8	68.1	36.7	26.8	431.1	(404.3)
Income tax benefit (expense)	95.6	(29.8)	125.4	66.8	(65.0)	131.8
Equity in net income of affiliates, net of tax	0.2	0.1	0.1	0.2	0.1	0.1
Net income	200.5	38.5	162.0	93.8	366.2	(272.4)
Net (income) loss attributable to noncontrolling interests	(4.7)	2.8	(7.5)	(2.3)	5.7	(8.0)
Net income attributable to Laureate Education, Inc.	$195.8	$41.3	$154.5	$91.5	$371.8	$(280.3)

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(106.3)	$(4.8)	$(101.5)	$(298.5)	$(1.5)	$(297.0)
Net income (loss) available to common stockholders	$89.5	$36.5	$53.0	$(207.0)	$370.3	$(577.3)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	187.3	133.3	54.0	172.4	133.3	39.1
Dilutive weighted average shares outstanding	187.8	134.5	53.3	172.4	134.4	38.0
Basic earnings (loss) per share	$0.48	$0.27	$0.21	$(1.20)	$2.78	$(3.98)
Diluted earnings (loss) per share	$0.48	$0.27	$0.21	$(1.20)	$2.76	$(3.96)

(2) Financial results for 2017 as compared to 2016 were affected by the sale of two business units in France and Switzerland (EMEAA segment) during 2016.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended December 31,	2017	2016	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$217.8	$211.2	3%	2%	$6.6	$3.6	$—	$—	$3.0
Mexico	194.2	170.9	14%	9%	23.3	16.2	—	—	7.1
Andean & Iberian	383.5	353.1	9%	3%	30.4	10.8	—	—	19.6
Central America & U.S. Campuses	72.8	67.7	8%	9%	5.1	5.9	—	—	(0.8)
EMEAA	228.9	203.7	12%	12%	25.2	24.7	—	—	0.5
Online & Partnerships	169.4	173.9	(3)%	(3)%	(4.5)	(5.4)	—	—	0.9
Corporate & Eliminations	(5.3)	(4.6)	(15)%	(15)%	(0.7)	(0.7)	—	—
Total Revenues	$1,261.2	$1,175.9	7%	5%	$85.3	$55.0	$—	$—	$30.3

Adjusted EBITDA
Brazil	$72.9	$32.3	126%	68%	$40.6	$22.1	$17.3	$—	$1.2
Mexico	68.6	54.4	26%	23%	14.2	12.6	(0.3)	—	1.9
Andean & Iberian	119.9	103.5	16%	(9)%	16.4	(9.2)	20.4	—	5.2
Central America & U.S. Campuses	9.8	11.8	(17)%	(15)%	(2.0)	(1.8)	—	—	(0.2)
EMEAA	70.9	59.8	19%	22%	11.1	13.0	—	—	(1.9)
Online & Partnerships	58.8	59.1	(1)%	(1)%	(0.3)	(0.3)	—	—	—
Corporate & Eliminations	(46.1)	(36.1)	(28)%	(28)%	(10.0)	(10.0)	—	—	—
Total Adjusted EBITDA	$354.7	$284.8	25%	9%	$69.9	$26.3	$37.4	$—	$6.2

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $20.3 million operating gain on the sale of property and equipment in our Andean & Iberian segment. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts.

IN MILLIONS

			% Change		$ Variance Components
For the year ended December 31,	2017	2016	Reported	Organic Constant Currency(4)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$765.7	$690.8	11%	3%	$74.9	$22.4	$—	$—	$52.5
Mexico	646.2	626.0	3%	5%	20.2	29.2	—	—	(9.0)
Andean & Iberian	1,313.9	1,188.6	11%	7%	125.3	88.2	—	—	37.1
Central America & U.S. Campuses	291.9	274.9	6%	8%	17.0	22.1	—	—	(5.1)
EMEAA	697.2	788.7	(12)%	10%	(91.5)	64.9	—	(141.9)	(14.5)
Online & Partnerships	690.4	705.0	(2)%	(2)%	(14.6)	(15.2)	—	—	0.6
Corporate & Eliminations	(27.3)	(29.7)	8%	8%	2.4	2.4	—	—	—
Total Revenues	$4,378.0	$4,244.2	3%	5%	$133.8	$214.1	$—	$(141.9)	$61.6

Adjusted EBITDA
Brazil	$134.2	$95.4	41%	17%	$38.8	$16.1	$21.2	$—	$1.5
Mexico	147.2	143.7	2%	4%	3.5	5.6	0.5	—	(2.6)
Andean & Iberian	360.1	283.4	27%	18%	76.7	50.9	20.3	—	5.5
Central America & U.S. Campuses	48.3	43.5	11%	13%	4.8	5.7	—	—	(0.9)
EMEAA	125.1	127.7	(2)%	32%	(2.6)	32.2	—	(26.6)	(8.2)
Online & Partnerships	204.5	208.2	(2)%	(2)%	(3.7)	(3.6)	—	—	(0.1)
Corporate & Eliminations	(187.7)	(136.4)	(38)%	(21)%	(51.3)	(28.5)	(22.8)	—	—
Total Adjusted EBITDA	$831.7	$765.6	9%	11%	$66.1	$78.3	$19.2	$(26.6)	$(4.8)

(4) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $20.3 million operating gain on the sale of property and equipment in our Andean & Iberian segment and a $22.8 million expense associated with our debt refinancing transactions in the second quarter of 2017. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2017	December 31, 2016	Change
Assets
Cash and cash equivalents	$468.7	$465.0	$3.7
Receivables (current), net	357.9	334.8	23.1
Other current assets	359.7	316.0	43.7
Current assets held for sale	102.6	—	102.6
Property and equipment, net	1,934.9	2,151.6	(216.7)
Goodwill and other intangible assets	3,286.2	3,288.8	(2.6)
Other long-term assets	489.3	506.3	(17.0)
Long-term assets held for sale	392.4	—	392.4
Total assets	$7,391.7	$7,062.5	$329.2

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$618.4	$695.2	$(76.8)
Deferred revenue and student deposits	312.4	362.9	(50.5)
Total long-term debt, including current portion	3,361.3	3,808.4	(447.1)
Total due to shareholders of acquired companies, including current portion	79.6	210.9	(131.3)
Other liabilities	747.6	963.8	(216.2)
Current and long-term liabilities held for sale	271.1	—	271.1
Total liabilities	5,390.4	6,041.2	(650.8)
Convertible redeemable preferred stock	400.3	333.0	67.3
Redeemable noncontrolling interests and equity	13.7	23.9	(10.2)
Total stockholders’ equity	1,587.3	664.4	922.9
Total liabilities and stockholders’ equity	$7,391.7	$7,062.5	$329.2

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2017	2016	Change
Cash flows from operating activities
Net income	$93.8	$366.2	$(272.4)
Depreciation and amortization	264.7	264.9	(0.2)
Loss on impairment of assets	40.6	23.5	17.1
Gain on sale of subsidiary and disposal of property and equipment, net	(5.8)	(408.7)	402.9
(Gain) loss on derivative instruments	(29.3)	4.7	(34.0)
Loss on debt extinguishment	8.4	17.4	(9.0)
Payment of redemption and call premiums and fees on debt modification	(65.2)	—	(65.2)
Interest paid on deferred purchase price for acquisitions	(39.4)	—	(39.4)
Unrealized foreign currency exchange loss (gain)	4.1	(67.9)	72.0
Income tax receivable/payable, net	(10.7)	(36.8)	26.1
Working capital, excluding tax accounts	(204.9)	(164.9)	(40.0)
Other non-cash adjustments	74.5	186.1	(111.6)
Net cash provided by operating activities	130.8	184.6	(53.8)
Cash flows from investing activities
Purchase of property and equipment	(274.1)	(240.3)	(33.8)
Expenditures for deferred costs	(19.7)	(16.4)	(3.3)
Receipts from sale of subsidiary and property and equipment, net	9.8	554.4	(544.6)
Investing other, net	(40.6)	(28.6)	(12.0)
Net cash (used in) provided by investing activities	(324.5)	269.2	(593.7)
Cash flows from financing activities
Decrease in long-term debt, net	(140.1)	(712.6)	572.5
Payments of deferred purchase price for acquisitions	(94.9)	(22.2)	(72.7)
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	55.3	329.1	(273.8)
Payment of dividends on Series A Preferred Stock and to noncontrolling interests	(19.4)	(1.5)	(17.9)
Proceeds from initial public offering, net of issuance costs	456.4	—	456.4
Payments of debt issuance costs	(16.0)	(11.6)	(4.4)
Financing other, net	(18.5)	(27.0)	8.5
Net cash provided by (used in) financing activities	222.8	(445.7)	668.5
Effects of exchange rate changes on cash	24.0	(1.8)	25.8
Change in cash included in current assets held for sale	(49.2)	—	(49.2)
Net change in cash and cash equivalents	3.8	6.3	(2.5)
Cash and cash equivalents at beginning of period	465.0	458.7	6.3
Cash and cash equivalents at end of period	$468.7	$465.0	$3.7
Liquidity (including Undrawn Revolver)	$801.7	$790.0	$11.7

Non-GAAP Reconciliation

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2017	2016	Change	2017	2016	Change
Net income	$200.5	$38.5	$162.0	$93.8	$366.2	$(272.4)
Plus:
Equity in net income of affiliates, net of tax	(0.2)	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)
Income tax (benefit) expense	(95.6)	29.8	(125.4)	(66.8)	65.0	(131.8)
Income from continuing operations before income taxes and equity in net income of affiliates	104.8	68.1	36.7	26.8	431.1	(404.3)
Plus:
Loss (gain) on sale of subsidiaries, net	10.5	(8.1)	18.6	10.7	(406.6)	417.3
Foreign currency exchange (gain) loss, net	(5.9)	12.8	(18.7)	(5.8)	(67.5)	61.7
Other expense (income), net	1.5	(1.9)	3.4	2.2	(0.9)	3.1
(Gain) loss on derivatives	(9.5)	(2.2)	(7.3)	(28.7)	6.1	(34.8)
Loss on debt extinguishment	—	—	—	8.4	17.4	(9.0)
Interest expense	84.9	107.6	(22.7)	362.9	421.9	(59.0)
Interest income	(4.7)	(5.4)	0.7	(19.7)	(18.7)	(1.0)
Operating income	181.5	171.0	10.5	356.8	382.9	(26.1)
Plus:
Depreciation and amortization	65.3	62.1	3.2	264.7	264.9	(0.2)
EBITDA	246.8	233.1	13.7	621.5	647.8	(26.3)
Plus:
Share-based compensation expense (5)	20.8	9.9	10.9	64.8	38.8	26.0
Loss on impairment of assets (6)	40.6	23.5	17.1	40.6	23.5	17.1
EiP implementation expenses (7)	46.5	18.4	28.1	104.8	55.6	49.2
Adjusted EBITDA	$354.7	$284.8	$69.9	$831.7	$765.6	$66.1

(5) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(6)  Represents non-cash charges related to impairments of long-lived assets.

(7) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned divestitures.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education	Ruder Finn
Esther Benjamin	Maryam Ayromlou
Esther.Benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685
Source: Laureate Education, Inc.